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News Release

Contact John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Announces CFO Transition

MILWAUKEE, WI, (April 5, 2007) – Rockwell Automation, Inc. (NYSE: ROK) announced today that James V. Gelly has resigned from his position as the company’s senior vice president and chief financial officer to pursue new challenges and opportunities. Gelly is expected to remain with the company’s finance function over the next several months in an advisory capacity, in order to ensure a seamless transition. Replacing Gelly as chief financial officer on an interim basis is Theodore D. Crandall, senior vice president and head of the Control Products & Solutions segment.

Keith D. Nosbusch, chairman and chief executive officer, said, “James Gelly has made significant contributions to Rockwell Automation over the past three years, and his efforts are reflected in the accuracy and strength of our financial reporting. We appreciate all that James has done for Rockwell Automation, and we wish him the best for the future.”

Crandall previously served in a broad range of senior operational and finance roles across the Rockwell Automation organization, including vice president of finance and business planning for the company’s business unit that was the predecessor to what is now the Architecture and Software segment.

While Crandall serves as the company’s interim chief financial officer, Kenneth Champa will act as the interim head of the company’s Control Products & Solutions segment. Champa is currently vice president, finance for that segment.

Gelly said, “I am pleased to have had the opportunity to serve as the company’s CFO and am confident of the organization’s great success. Going forward, I am committed to working closely with Ted and the management team to facilitate a smooth transition.”

The company is launching a search, and will consider both internal and external candidates to serve as the company’s chief financial officer on a permanent basis.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation control and information solutions that help manufacturers achieve a competitive advantage in their businesses. The company brings together leading global brands in industrial automation which include Allen-Bradley® controls and services and Rockwell Software® factory management software. Headquartered in Milwaukee, Wis., the company employs about 19,000 people serving customers in more than 80 countries.

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